Exhibit 10.1

                                                                                                                   June 14, 2010

Mr. Charles G. Ward, III

Dear Mr. Ward:

This letter agreement (“Letter Agreement”) shall confirm the terms of your separation from employment with Lazard Frères & Co. LLC and its parent entities, subsidiaries and affiliates (“Lazard”).

1.       Separation from Employment.  You hereby agree that the date of your separation from service with Lazard (the “Separation Date”) shall be June 15, 2010.  From the date hereof until your Separation Date, your employment with Lazard (including your employment as President of Lazard Ltd and Lazard Group LLC (“Lazard Group”), Chairman of the Asset Management Group and a Managing Director of Lazard) shall continue as provided in the Agreement Relating to Retention and Noncompetition and Other Covenants by and among you, Lazard Group and Lazard Ltd, dated as of May 4, 2005, as amended May 7, 2008 (the “Retention Agreement”), except as modified by this Letter Agreement.

2.       Compensation and Benefits.  You hereby acknowledge and agree that, following the date of this Letter Agreement, the only compensation you will receive from Lazard will be as provided in this Letter Agreement and the Separation Agreement:

a.       Lazard shall continue to pay you your base salary (at the rate of $900,000 per annum) and provide you with employee benefits until the Separation Date pursuant to Lazard’s normal policies and procedures.

b.       Until September 30, 2010, Lazard will continue to pay you your base salary, and provide continued participation in Lazard’s medical and dental plans, for both you and your dependants, on the same basis as you participated in such plans immediately prior to the Separation Date (with full COBRA rights beginning thereafter), provided that, if you become employed with another employer and are eligible to participate in such employer’s medical and dental plans, the benefits described herein shall no longer be provided by Lazard.

c.       Within 30 business days following the later of the Separation Date or your submission of an expense report, you will be paid for any previously un-reimbursed business expenses you incurred prior to the Separation Date (in accordance with usual Company guidelines and practices).

3.       Stock Units.  In exchange for your compliance with the terms and conditions of this Letter Agreement and for your providing Lazard with a signed and irrevocable separation agreement and general release in the form annexed hereto as Appendix A (the “Separation Agreement”), which you acknowledge that you have reviewed and expect to sign, notwithstanding the terms of any agreement (each such agreement, a “Stock Unit Agreement”) governing your outstanding stock units (the “Stock Units”) with respect to shares of Lazard Ltd Class A Common Stock, par value $.01 per share (“Shares”), that were granted to you under the Lazard Ltd 2005 Equity Incentive Plan or the Lazard Ltd 2008 Incentive Compensation Plan, the Shares underlying your Stock Units will be delivered to you within 30 days following the relevant Vesting Date (as defined in the relevant Stock Unit Agreement), provided that you comply with the restrictive covenants set forth in Appendix A of the relevant Stock Unit Agreement, as modified by this Letter Agreement.

4.        Stockholders’ Agreement.  From and after the Separation Date, you will continue to be a “Covered Person” under the Amended and Restated Stockholders’ Agreement, dated as of November 6, 2006, as amended May 7, 2008 (the “Stockholders’ Agreement”), by and among LAZ-MD Holdings LLC (“LAZ-MD”), Lazard Ltd, and the individuals party thereto, for so long as you hold any Covered Interests or Registrable Securities (each as defined in the Stockholders’ Agreement).

5.       Restrictions.

a.       You and Lazard hereby acknowledge and agree that, notwithstanding the terms of the agreements described herein, (i) the Covenants (as defined in Section 10 of the Retention Agreement) set forth in Section 5 of the Retention Agreement (Noncompetition) and the restrictive covenants set forth in Paragraph (b) of Appendix A to the relevant Stock Unit Agreement (Non-Competition) will expire on September 30, 2010, (ii) the Covenants set forth in Section 6 of the Retention Agreement (Nonsolicitation of Clients) and the restrictive covenants set forth in Paragraph (c) of Appendix A to the relevant Stock Unit Agreement (Nonsolicitation of Clients) will expire on December 31, 2010, (iii) the Covenants set forth in Section 7 of the Retention Agreement (No Hire of Employees) and the restrictive covenants set forth in Paragraph (d) of Appendix A to the relevant Stock Unit Agreement (No Hire of Employees) will expire on June 30, 2011, and (iv) the Noncompete Restriction Period (as defined in Paragraph (b) of Appendix A to the Deferred Cash Award Agreement between Lazard Group and you dated as of February 10, 2009 (the “Deferred Cash Award”)) will expire on September 30, 2010.

b.       Notwithstanding everything in this Letter Agreement or elsewhere to the contrary, discussions with Specified Clients that occur prior to January 1, 2011 will not constitute a violation of the restrictions on solicitation of clients set forth in this Section 5, provided that you will not be permitted to accept an engagement or assignment that commences prior to such date without Lazard’s prior written consent.  You and Lazard agree that a percentage of any fees (which percentage shall be mutually agreed upon in the future) that arise from any engagement letter between you or any Associated Firm, on one hand, and any Specified Client, on the other hand (a “Specified Client Engagement Letter”), that is entered into prior to April 1, 2011, shall be paid to Lazard (either directly by the Specified Client or through a payment by you or the Associated Firm, as you may determine) within 10 business days following the date that the corresponding portion of such fees is paid to you or the Associated Firm, as applicable.  “Associated Firm” means any person that employs you or with which you are otherwise affiliated or associated (including, but not limited to, partnership and consulting arrangements).  “Specified Clients” means the clients listed on Appendix B of this Letter Agreement.  To the extent permitted by Section 409A of the Internal Revenue Code of 1986, as amended, notwithstanding everything in this Letter Agreement or elsewhere to the contrary, Lazard shall be authorized, upon Lazard’s failure to receive any fees that would otherwise be paid to Lazard pursuant to this Section 5(b), to the fullest extent permitted by law, to set-off any amounts (including equity and non-equity awards) owing by Lazard to you against any and all such fees.

c.       Notwithstanding everything in this Letter Agreement or elsewhere to the contrary, you shall also be permitted to hire your current assistant, Terry Smith, at any time beginning three months after your Separation Date, and to solicit her for such hiring at any time.

d.       You hereby acknowledge and agree that, except as specifically provided in this Letter Agreement, the Covenants set forth in the Retention Agreement and the restrictive covenants set forth in the Stock Unit Agreements and Deferred Cash Award will remain in full force and effect to the extent provided in such agreements.  There shall be no other solicitation or competition restrictions on your post-employment activities, and no activity that is (i) not prohibited by the Covenants or the restrictive covenants set forth in the Stock Unit Agreements and Deferred Cash Award, or (ii) expressly permitted under Section 5(b) or 5(c) of this Letter Agreement, may serve as the basis for any forfeiture, loss or delay of any compensation or benefit under this Letter Agreement or any Company Plan (as defined in Section 4(b) of the Separation Agreement).

6.       Miscellaneous.

a.       Lazard will promptly indemnify you (such indemnification to include prompt advancement of expenses) for acts and omissions occurring on or before the Separation Date, to the fullest extent permitted under any Company Plan, as amended from time to time, provided that no amendment that is applicable to you on a discriminatory basis and that is significantly adverse to you shall be effective as to you without your prior written consent.

b.       You hereby acknowledge and agree that, except as specifically provided in this Letter Agreement or the Separation Agreement, you shall not be entitled to any compensation or benefits (including severance payments or benefits (including, but not limited to, those set forth in paragraph 3 of Schedule I to the Retention Agreement)) following the Separation Date.  You further acknowledge and agree that, prior to the Separation Date, you shall not be entitled to terminate your employment for Good Reason (as defined in the Retention Agreement) pursuant to the Retention Agreement.

c.       You hereby acknowledge and agree that the payments and benefits pursuant to this Letter Agreement are in consideration of your providing Lazard with a signed and irrevocable Separation Agreement within the period following the Separation Date set forth in Sections 16 and 17 of the Separation Agreement and are in full satisfaction of the Company’s obligations under the Retention Agreement.  Furthermore, you acknowledge and agree that in the event that you do not provide Lazard with a signed and irrevocable Separation Agreement within the period specified in the immediately preceding sentence, you will have no further right to receive any payments or benefits from Lazard pursuant to the Retention Agreement, the Stock Units or otherwise.

d.       You further acknowledge and agree that, except as expressly modified by this Letter Agreement, the Retention Agreement, the Stock Unit Agreements, the Deferred Cash Award and each other agreement between you and Lazard shall remain in full force and effect.  In the event of any inconsistency between the provisions of this Letter Agreement or the Separation Agreement and the provisions of any other document, the provisions of this Letter Agreement and of the Separation Agreement shall control.  You shall be under no obligation to seek other employment, and, except as specifically provided in Sections 2(b) and 5(b) of this Letter Agreement, there shall be no offset against amounts or benefits due to you under this Letter Agreement or otherwise on account of any remuneration or benefits provided by any subsequent employer or on account of any income from your investments.

e.       No provision of this Letter Agreement or the Separation Agreement may be amended unless the amendment is agreed to in a writing that is duly signed by each of the parties hereto and that expressly refers to the provision being amended. No waiver by either party of any breach by the other party of any condition or provision contained in this Letter Agreement or the Separation Agreement shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by an authorized officer of Lazard, or by you, depending on which party is granting a waiver, and must expressly refer to the provision being waived.

f.       Notices hereunder shall be delivered to Lazard at its principal executive office directed to the attention of its General Counsel, and to you at your last address appearing in the Lazard’s employment records. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid.

g.       This Letter Agreement shall be construed and enforced in accordance with the laws of the State of New York without regard to the principles of conflicts of law.

If this Letter Agreement accurately reflects our agreement, please sign below where indicated.

June 14, 2010	LAZARD FRÈRES & CO. LLC,

	By:	/s/ Kenneth M. Jacobs
Name: Kenneth M. Jacobs
Title: Chairman and Chief Executive Officer

LAZARD GROUP LLC,

By:	/s/ Kenneth M. Jacobs
Name: Kenneth M. Jacobs
Title: Chairman and Chief Executive Officer

LAZARD LTD,

By:	/s/ Kenneth M. Jacobs
Name: Kenneth M. Jacobs
Title: Chairman and Chief Executive Officer

Accepted and Agreed: As of June 14, 2010

/s/ Charles Ward
Charles Ward

APPENDIX A

SEPARATION AGREEMENT AND GENERAL RELEASE

Separation Agreement and General Release (“Separation Agreement”), dated as of June 14, 2010, by and between Charles Ward (“Employee” or “you”) and Lazard Frères & Co. LLC (the “Company”) on behalf of itself and its past and/or present parent entities (including, but not limited to, Lazard Ltd and Lazard Group LLC), and its or their subsidiaries, divisions, affiliates and related business entities, predecessors, successors and assigns, assets, employee benefit plans or funds, and any of its or their respective past and/or present directors, officers, fiduciaries, agents, trustees, administrators, attorneys, employees and assigns, whether acting as agents for the Company or in their individual capacities (collectively the “Company Entities”).

1.       Concluding Employment.       You acknowledge your separation from employment with the Company effective June 15, 2010 (the “Separation Date”), and that after the Separation Date you shall not represent yourself as being President of Lazard Ltd and Lazard Group LLC, Chairman of the Asset Management Group, a Managing Director, partner, employee, officer, director, trustee, committee member, authorized signatory, authorized person, agent or representative of the Company or any Company Entity for any purpose and that you will not hold any other position with any Company Entity.  Furthermore, you agree that you will execute any resignation letters that the Company determines are necessary to reflect the termination of your positions with the Company and the Company Entities, as described in the immediately preceding sentence.  The Separation Date shall be the date your employment terminates for all purposes, including participation in and coverage under all benefit plans and programs sponsored by or through the Company Entities, except as otherwise provided herein.  Within 15 business days following the Separation Date, you will be paid for any previously submitted un-reimbursed business expenses (in accordance with usual Company guidelines and practices), to the extent not theretofore paid.

2.       Severance Benefits.       In exchange for your waiver of claims against the Company Entities and your compliance with the other terms and conditions of this Separation Agreement and the Letter Agreement between you and the Company, dated June 14, 2010 (the “Letter Agreement”), the Company agrees to provide you with the payments and benefits outlined in the Letter Agreement.

3.       Acknowledgement.       You acknowledge and agree that the payments and other benefits  described in this Separation Agreement and the Letter Agreement: (i) are in full discharge of any and all liabilities and obligations of the Company Entities to you, monetarily or with respect to employee benefits or otherwise, including but not limited to any and all obligations arising under any alleged written or oral employment agreement, policy, plan or procedure of the Company Entities and/or any alleged understanding or arrangement between you and the Company Entities, and (ii) exceed any payment, benefit, or other thing of value to which you might otherwise be entitled under any policy, plan or procedure of the Company Entities and/or any agreement between you and the Company Entities.

4.       Release.       a.       In consideration for the payment(s) and benefits provided to you pursuant to the Letter Agreement, you, for yourself and for your heirs, executors, administrators, trustees, legal representatives and assigns (hereinafter referred to collectively as “Releasors”), forever release and discharge the Company Entities from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever, whether known or unknown, which you ever had, now have, or may have against any of the Company Entities by reason of any act, omission, transaction, practice, plan, policy, procedure, conduct, occurrence, or other matter up to and including the date on which you sign this Separation Agreement, that arise out of or relate to your employment by any of the Company Entities and/or your separation from such employment.

b.       Without limiting the generality of the foregoing, this Separation Agreement is intended to and shall release the Company Entities from any and all claims, whether known or unknown, which Releasors ever had, now have, or may have against the Company Entities arising out of your employment and/or your separation from that employment, including, but not limited to:  (i) any claim under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974 (excluding claims for accrued, vested benefits under any employee benefit or pension plan of the Company Entities subject to the terms and conditions of such plan and applicable law), the Family and Medical Leave Act, and the Sarbanes-Oxley Act of 2002, each as amended; (ii) any claim under the New York State Human Rights Law, or the New York City Administrative Code; (iii) any other claim (whether based on federal, state, or local law, statutory or decisional) relating to or arising out of your employment, the terms and conditions of such employment, or the termination of such employment, including but not limited to breach of contract (express or implied), fraud, misrepresentation, wrongful discharge, detrimental reliance, defamation, emotional distress or compensatory or punitive damages; and (iv) any claim for attorneys’ fees, costs, disbursements and/or the like.  Nothing in this Separation Agreement shall be a waiver of claims that may arise after the date on which you sign this Separation Agreement or to any rights you may have that arise under, or are preserved by, the Letter Agreement, nor shall it release any rights to indemnification with respect to any third party claim or, except as set forth in the Letter Agreement and this Separation Agreement, any rights you have under the then-applicable terms of any plan, agreement, policy or other arrangement of any Company Entity (a “Company Plan”).  For the avoidance of doubt, nothing in the Letter Agreement or this Separation Agreement adversely affects your Class II membership interests in LAZ-MD Holdings LLC or is intended to adversely affect your interests in LFCM Holdings LLC.  You further acknowledge and agree that by the terms of this Separation Agreement, the Company has fully satisfied its obligations to provide you notice under Section 1 of the Agreement Relating to Retention and Noncompetition and Other Covenants, by and among you, Lazard Group LLC and Lazard Ltd, dated as of May 4, 2005, as amended May 7, 2008 (the “Retention Agreement”), of the termination of the Term (as defined in the Retention Agreement) and in no event shall any Company Entity be required to provide the severance payments and benefits set forth in Section 3 of Schedule I to the Retention Agreement.

c.       To the knowledge of the Chairman and Chief Executive Officer and General Counsel of Lazard Ltd, neither Lazard Ltd nor any of its affiliates has any claims, demands or causes of action by reason of any act, omission, transaction, practice, plan, policy, procedure, conduct, occurrence, or other matter against you up to and including the date on which you sign this Separation Agreement that arise out of or relate to your employment by any of the Company Entities and/or your separation from such employment.

d.       To your knowledge, you do not have any claims, demands or causes of action by reason of any act, omission, transaction, practice, plan, policy, procedure, conduct, occurrence, or other matter against Lazard Ltd and any of its affiliates up to and including the date on which you sign this Separation Agreement that arise out of or relate to matters other than your employment by any of the Company Entities and/or your separation from such employment.

5.       Waiver of Relief.       You acknowledge and agree that by virtue of the foregoing, you have waived any relief available to you (including without limitation, monetary damages, equitable relief and reinstatement) under any of the claims and/or causes of action waived in this Separation Agreement.  Therefore you agree that you will not accept any award or settlement from any source or proceeding (including but not limited to any proceeding brought by any other person or by any government agency) with respect to any claim or right waived in this Separation Agreement.

6.       Non-Disparagement.       You agree that you will not disparage or encourage or induce others to disparage any of the Company Entities.  Further, the Chairman and Chief Executive Officer of Lazard Group LLC and Lazard Ltd (the “CEO”) will instruct the officers of Lazard Group LLC and Lazard Ltd not to make any statements that disparage you.  For the purposes of this Separation Agreement, the term “disparage” includes without limitation, comments or statements to the press and/or media, the Company Entities or any individual or entity with whom you or any of the Company Entities (as applicable) has a business relationship which should reasonably be expected to adversely affect in any manner (i) the conduct of the business of any of the Company Entities (including, without limitation, any business plans or prospects) or (ii) your reputation or the business reputation of the Company Entities (as applicable).  Nothing in this Separation Agreement or elsewhere shall preclude you from responding truthfully to a valid subpoena, cooperating with a governmental agency in connection with any investigation it is conducting, or taking any action otherwise required or permitted by law.  Your obligations under this Section 6 shall be in addition to your obligations under Section 8 (Nondisparagement; Transfer of Client Relationships) of the Retention Agreement.

7.       Cooperation.       a.       Through the sixth anniversary of the Separation Date, you agree that you will cooperate, upon reasonable request, with the Company and/or the Company Entities and its or their respective counsel in connection with any investigation, administrative proceeding or litigation relating to any matter that occurred during your employment in which you were involved or of which you have knowledge.  The Company agrees to provide you reasonable advance notice, to the extent practicable, in the event your cooperation is required.  The Company agrees to reimburse you for out-of pocket expenses reasonably incurred by you in connection with your cooperation under this Section 7 and under Section 8 below (including without limitation all fees and other charges of counsel reasonably retained by you), within 60 days of your providing appropriate supporting documentation, and in any case not later than March 15 of the year following the year in which the expenses were incurred. Your entitlements to reimbursement of such expenses pursuant to this Section 7 shall in no way affect your rights to be indemnified and/or advanced expenses in accordance with the terms of the Letter Agreement or any other Company Plan.

b.       You agree that, in the event you are subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony (in a deposition, court proceeding or otherwise) which in any way relates to your employment by the Company and/or the Company Entities, you will give prompt notice of such request to Mr. Steven Pearl, Lazard Ltd, 30 Rockefeller Plaza, New York, New York 10020 (or his successor or designee), and you will make no disclosure until the Company and/or the Company Entities have had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure, unless doing so would place you in violation of the subpoena.

8.       Confidential Information.       a.       You acknowledge that during the course of your employment with the Company and/or any of the Company Entities, you have had access to information relating to the Company and/or the Company Entities and their respective business that is not generally known by persons not employed by the Company and/or the Company Entities and that could not easily be determined or learned by someone outside of the Company and/or the Company Entities and that provides the Company Entities with a competitive advantage or could be used to the Company Entities’ disadvantage by a competitor (“Confidential Information”) and that such information constitutes a valuable asset of the Company Entities.  You shall not, without the prior written consent of the Company, use or disclose or knowingly enable anyone else to use or disclose any Confidential Information of the Company Entities (whether or not developed by you).  As used herein, the term “Confidential Information” includes, but is not limited to, all trade secrets, confidential information and know-how, but does not include information the Company has previously disclosed to the public or is otherwise in the public domain.  You agree not to disclose or use such Confidential Information at any time in the future except as may be required by law.  Your obligations under this Section 9 shall be in addition to your obligations under Section 4 (Confidential Information) of the Retention Agreement.

b.       In the event that you are requested pursuant to, or required by, applicable law or regulation of any governmental entity, or legal process to disclose any Confidential Information, you will promptly notify the Company so that it may seek a protective order or other appropriate remedy, and you will cooperate fully with the Company in protecting Confidential Information to the extent possible under applicable law at the Company’s expense.  In the event that no such protective order or other remedy is obtained, or that the Company does not waive compliance with the terms hereof applicable to such disclosure, the Company nonetheless shall be deemed to consent to the disclosure of, and you will furnish, only that portion of the Confidential Information which you are legally required to disclose and you agree to exercise all reasonable efforts, at the Company’s expense, to obtain reasonable assurance that confidential treatment will be accorded the information so disclosed.

c.       Subject to Section 9(b) above, nothing in this Separation Agreement or elsewhere shall prohibit, or otherwise restrict, any person from making truthful statements, and disclosing documents and information: (i) when required by law, subpoena, court order, or the like, (ii) when requested by any governmental or self-governing organization or body, (iii) in confidence to an attorney or other professional advisor for the purpose of securing professional advice or (iv) in any proceeding under Section 15 of this Separation Agreement.

9.       Severability.       If any provision of this Separation Agreement is held by a court of competent jurisdiction to be illegal, void or unenforceable, such provision shall have no effect; however, the remaining provisions shall be enforced to the maximum extent possible.  Further, if a court should determine that any portion of this Separation Agreement is overbroad or unreasonable, such provision shall be given effect to the maximum extent possible by narrowing or enforcing in part that aspect of the provision found overbroad or unreasonable.

10.       Breach of Agreement.            You agree that any breach of this Separation Agreement shall constitute a material breach as to which the Company Entities may seek all relief available under the law or at equity.  You further acknowledge that any breach of the promises set forth in this Separation Agreement will cause the Company Entities irreparable harm for which there is no adequate remedy at law, and Employee therefore consents to the issuance of an injunction in favor of the Company Entities enjoining the breach of any of those promises by any court of competent jurisdiction.

11.       Section 409A.              a.       Intent to Comply with Section 409A.  Notwithstanding anything to the contrary set forth in this Separation Agreement or any other Company Plan, it is intended that the provisions of this Separation Agreement, the Letter Agreement and the other Company Plans comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder as in effect from time to time (collectively, “Section 409A”) and all provisions of this Separation Agreement, the Letter Agreement and the other Company Plans shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.  However, in light of the uncertainty surrounding the proper application of Section 409A, the Company cannot make any representations or guarantees with respect to compliance with such requirements, and neither the Company nor any of the Company Entities will have any obligation to indemnify or otherwise hold you harmless from any or all of such taxes or penalties that are imposed with respect to payments that are timely made in accordance with the applicable terms of the Letter Agreement or any other Company Plan.  Notwithstanding anything elsewhere to the contrary, you shall have no duties after the Separation Date that are inconsistent with your having had a “separation from service” as of the Separation Date for purposes of Section 409A.

b.       Timing of Reimbursement Payments and Other Benefits.  Except as specifically permitted by Section 409A, the benefits and reimbursements provided to you under any Company Plan during any calendar year shall not affect the benefits and reimbursements to be provided to you under any Company Plan in any other calendar year, and the right to such benefits and reimbursements cannot be liquidated or exchanged for any other benefit, in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) or any successor thereto.  Furthermore, reimbursement payments shall be made to you as soon as practicable following the date that the applicable expense is incurred, but in no event later than the last day of the calendar year following the calendar year in which the underlying expense is incurred, in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) or any successor thereto.

c.       Designation of Installments as Separate Payments.  For purposes of Section 409A, each installment payment payable to you provided for in the Letter Agreement or any other Company Plan shall be deemed to be a “separate payment” within the meaning of Treas. Reg. Section 1.409A-2(b)(iii) or any successor thereto.

12.       Miscellaneous.       a.       This Separation Agreement is not intended, and shall not be construed, as an admission that any of the Company Entities has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against you.

b.       Should any provision of this Separation Agreement require interpretation or construction, it is agreed by the parties that the entity interpreting or construing this Separation Agreement shall not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.

13.       Assignment.       This Separation Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

14.       Governing Law; Arbitration.       a.       This Separation Agreement shall be construed and enforced in accordance with the laws of the State of New York without regard to the principles of conflicts of law.

b.       With the exception of a claim for injunctive relief, for which jurisdiction shall be reserved in the federal and/or state courts in New York County and with respect to which the parties consent to personal jurisdiction, any controversy or claim arising out of or relating to this Separation Agreement or the breach thereof shall be settled by arbitration before a single arbitrator, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (the “AAA”) then in effect.  The decision of the arbitrator shall be final and binding on the parties hereto and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  To the extent permitted by law, the prevailing party will be entitled to all reasonable attorneys’ fees and costs incurred in such arbitration.

15.       Entire Agreement.       You understand that, except as otherwise specifically set forth herein, this Separation Agreement and the Letter Agreement (and the agreements and arrangements referred to therein) constitute the complete understanding between the Company and you, and supersede any and all agreements, understandings, and discussions, whether written or oral, between you and any of the Company Entities concerning your separation from employment on the Separation Date.  No other promises or agreements shall be binding unless in writing and signed by both the Company and you after the Effective Date of this Separation Agreement.

16.       Voluntary Agreement.              You acknowledge that you: (a) have carefully read this Separation Agreement in its entirety; (b) have been offered the opportunity to have at least 21 days to consider its terms; (c) are hereby advised by the Company in writing to consult with an attorney of your choosing in connection with this Separation Agreement; (d) fully understand the significance of all of the terms and conditions of this Separation Agreement and have discussed them with your independent legal counsel, or had a reasonable opportunity to do so; (e) have had answered to your satisfaction any questions you have asked with regard to the meaning and significance of any of the provisions of this Separation Agreement; and (f) are signing this Separation Agreement voluntarily and of your own free will and agree to abide by all the terms and conditions contained herein.

17.       Acceptance.       You may accept this Separation Agreement by signing it and returning it to Lazard Frères & Co. LLC, 30 Rockefeller Plaza, 49th floor, New York, NY 10020, Attention: Laura Trivelli, Vice President, on or after (but no more than 21 days after) your Separation Date.  After executing this Separation Agreement, you shall have seven (7) days (the “Revocation Period”) to revoke it by indicating your desire to do so in writing delivered to Laura Trivelli at the address above by no later than 5:00 p.m. on the seventh (7th) day after the date you sign this Separation Agreement.  The effective date of this Separation Agreement shall be the eighth (8th) day after you sign it (the “Effective Date”).  If the last day of the Revocation Period falls on a Saturday, Sunday or holiday, the last day of the Revocation Period will be deemed to be the next business day.  In the event you do not accept this Separation Agreement as set forth above, or in the event you revoke this Separation Agreement during the Revocation Period, this Separation Agreement, including but not limited to the obligation of the Company to provide the payments and benefits under the Letter Agreement, shall be deemed automatically null and void.  In the event that the Company fails to counter-sign this Separation Agreement, and deliver it back to you, within 10 business days after the expiration of the Revocation Period, then this Separation Agreement (but not the Letter Agreement) shall be deemed automatically null and void.

18.       Impact of Separation on Retention Agreement Rights and Obligations. You hereby expressly reaffirm your obligations in Sections 4 (Confidential Information), 5 (Noncompetition), 6 (Nonsolicitation of Clients), 7 (No Hire of Employees) and 8 (Nondisparagement; Transfer of Client Relationships) of the Retention Agreement, as modified by the terms of the Letter Agreement and this Separation Agreement. The parties agree that the provisions in Sections 10(a) (Covenants Generally), 11(b) (Other Remedies), 13 (Injunctive Relief; Submission to Jurisdiction), 14 (Choice of Forum), 15 (Choice of Law) and 16(b) through 16(h) (Miscellaneous) and the final sentence of Section 10(b) (Covenants Generally) of the Retention Agreement are applicable to this Separation Agreement, provided that such provisions do not conflict with the terms of this Separation Agreement.

19.       Headings and Captions.       The headings and captions herein are provided for reference and convenience only.  They shall not be considered part of the Separation Agreement and shall not be employed in the construction of the Separation Agreement.

Signature:  ________________________                    Date: _______________

STATE OF	)
) ss.:
COUNTY OF	)

On this __ day of ________ 2010, before me personally came                        to me known and known to me to be the person described and who executed the foregoing Separation Agreement, and she/he duly acknowledged to me that she/he executed the same.

__________________________
Notary Public

LAZARD FRERES & CO. LLC

BY:________________________________              Date: _______________

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